EXHIBIT 3.1


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                          MERCURY WASTE SOLUTIONS, INC.


         The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following articles of incorporation:


                                    ARTICLE 1

         NAME: The name of this Corporation shall be Mercury Waste Solutions,
Inc.


                                    ARTICLE 2

         REGISTERED OFFICE: The address of the Corporation's registered office in the State of Minnesota is 1700 West Highway 36, Suite 801, St. Paul, Minnesota 55402.


                                    ARTICLE 3

         AUTHORIZED SHARES: The authorized capital stock of this Corporation shall consist of 50,000,000 shares, which shall have a par value of $.01 per share.

         3.1 The Board of Directors may, from time to time, establish by resolution, different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

         3.2 The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.


                                    ARTICLE 4

         CERTAIN SHAREHOLDER RIGHTS: Shareholders shall have no preemptive rights to purchase, subscribe for or otherwise acquire any new or additional securities of the Corporation, other than as set forth in a shareholder agreement. No shareholder shall be entitled to any cumulative voting rights.


                                    ARTICLE 5

         WRITTEN ACTION BY BOARD: An action required or permitted to be taken by the Board of Directors of this Corporation may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.


                                    ARTICLE 6

         NONLIABILITY OF DIRECTORS FOR CERTAIN ACTIONS: To the full extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


                                    ARTICLE 7

         INCORPORATOR: The name and address of the incorporator is:

                       Michelle C. Leighton, Esq.
                       Briggs and Morgan, P.A.
                       2400 IDS Center
                       Minneapolis, MN  55402

         IN WITNESS WHEREOF, I have hereunto set my hand this 2nd day of January, 1996.



                                        ---------------------------------
                                        Michelle C. Leighton